FIRST NILES FINANCIAL, INC.
ANNOUNCES SECOND QUARTER 2003 EARNINGS

Niles, Ohio, July 15, 2003 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three month and six month periods ended June 30, 2003.

Net income for the three months ended June 30, 2003 totaled $249,000 compared to net income of $237,000 for the same period in 2002, an increase of $12,000, or 5.1%. Net income for the six months ended June 30, 2003 was $523,000 compared to $414,000 for the six months ended June 30, 2002, an increase of $109,000, or 26.3%. The increase in net income in the current three and six month periods was primarily the result of a decrease in the provision for loan losses and a decrease in noninterest expense in each of the current periods as compared to the same periods one year ago. The current six month period was also positively impacted by an increase in noninterest income primarily related to an increase in gain on sale of securities and a modest increase in net interest income related to the falling interest rate environment.

The annualized return on average assets for the three and six months ended June 30, 2003 was 0.99% and 1.04%, respectively, as compared to 0.99% and 0.86% for the respective comparative periods in 2002. Primary earnings per share for the three and six months ended June 30, 2003 was $0.19 and $0.39, respectively. Primary earnings per share for the three and six months ended June 30, 2002 was $0.17 and $0.30, respectively.

Non-interest income for the second quarter of 2003 was $29,000, compared to $50,000 for the second quarter of 2002. The decrease in non-interest income was attributable to a $13,000 decrease in service fees and other income and an $8,000 decrease in the gain on sale of investments as compared to the same period one year ago. For the six months ended June 30, 2003 non-interest income was $86,000, compared to $62,000 for the same six month period in 2002. The increase in non-interest income was primarily attributable to an increase in gain on sale of investments. For the six-months ended June 30, 2003 gain on sale of investments was $78,000 as compared to $37,000 for the same six month period in 2002.

Non-interest expense decreased $18,000 for the quarter ended June 30, 2003 as compared to the quarter ended June 30, 2002. The decrease in non-interest expense in the current quarter was primarily due to a $15,000 decrease in compensation and benefits and an $8,000 reduction in legal and audit expense. Non-interest expense decreased $43,000 in the current six month period as compared to the same period one year ago. This decrease was primarily the result of a $25,000 decrease in equity in loss of limited partnership and a $20,000 decrease in legal and audit expense.

The provision for loan losses decreased by $24,000 and $54,000 for the three and six month periods ended June 30, 2003 as compared to the same periods one year ago. The decrease in the provision for loan losses was generally attributable to an overall stabilization in the asset quality of the loan portfolio.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days totaled $1.1 million at June 30, 2003, or 2.8% of net loans receivable, a decrease of $425,000 from December 31, 2002. The allowance for loan losses totaled $762,000 at June 30, 2003, representing 69.7% of non-performing loans and 2.0% of net loans receivable. At December 31, 2002 the allowance for loan losses represented 50.2% of non-performing loans and 1.9% of net loans receivable.

At June 30, 2003 total assets were $100.0 million compared to $100.6 million at December 31, 2002, a decrease of $619,000, or 0.6%. Net loans receivable decreased to $38.7 million at June 30, 2003 from $40.2 million at December 31, 2002, a decrease of $1.5 million, or 3.7%. Deposits increased to $62.0 million at June 30, 2003 from $60.9 million at December 31, 2002, an increase of $1.1 million, or 1.8%.

Total equity at June 30, 2003 was $17.3 million compared to $18.3 million at December 31, 2002. The decrease in total equity was primarily attributable to a $486,000 decrease in unrealized gains on securities available for sale and a $709,000 increase in treasury shares. During the six months ended June 30, 2003 the Company repurchased 44,112 of its shares at an average price of $16.07. At June 30, 2003 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:
July 15, 2003	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

Selected Financial Condition Data
(In thousands, except for per share data)

	June 30, 2003	December 31, 2002
	(Unaudited)

Total assets	$100,015	$100,635
Loans receivable, net	38,733	40,205
Securities (AFS) at market	50,630	44,734
Securities (HTM) at cost	751	3,349
Deposits	62,001	60,895
Total borrowings	19,500	19,500
Retained earnings	13,920	13,766
Common stock and paid in capital	6,906	6,906
Total equity	17,291	18,332
Book value per share	$12.16	$12.51

Selected Operating Data
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Interest income	$1,328	$1,451	$2,687	$2,888
Interest expense	536	658	1,096	1,347
Provision for loan losses	-	24	-	54
Net interest income	792	769	1,591	1,487
Non-interest income	29	50	86	62
Non-interest expense	467	485	930	973
Income before inc. tax exp.	354	334	747	576
Income tax expense	105	97	224	162
Net income	249	237	523	414
Earnings per share - basic	$0.19	$0.17	$0.39	$0.30
diluted	0.18	0.17	0.39	0.29